EXHIBIT 3.1

Amendment No. 2
to
the Fourth Amended and Restated Limited Partnership Agreement
of
Orion Futures Fund L.P.
dated as of
August 31, 2012
and
as amended by Amendment No. 1
dated as of
December 30, 2015
 (the “Agreement”)

WHEREAS, consistent with the General Partner’s authority to amend the Agreement without the consent of the Limited Partners under Paragraph 17(a), the Agreement shall be amended as follows:
1.          The following language is hereby added after paragraph 17(d) as a new Section 18:
18.	Partnership Representative
(a)          The General Partner (or its designee) shall be the “partnership representative” of the Partnership within the meaning of the Internal Revenue Code of 1986 (the “Code”) Section 6223 (as amended by the Bipartisan Budget Act of 2015 (Pub. L. 114-74) (the “2015 Budget Act”)) (the “Partnership Representative”) for any period during which the Partnership is permitted or required to have a Partnership Representative.  The Partnership Representative shall have authority to take any action that may be taken by a “partnership representative” under the provisions of Subchapter C of Chapter 63 of the Code, as revised by Section 1101 of the 2015 Budget Act, as such provisions may thereafter be amended and including Treasury regulations or other guidance issued thereunder (the “2015 Budget Act Audit Rules”).
(b)          To the maximum extent permitted under the 2015 Budget Act Audit Rules, as reasonably determined by the Partnership Representative in consultation with the Partnership’s tax advisers, the Partnership may elect, and each Partner will cooperate in electing, under Section 6226(a) of the Code (as amended by the 2015 Budget Act) or otherwise, for Section 6225 of the Code (as amended by the 2015 Budget Act) not to apply, and for each Partner to take any adjustment into account as provided in Section 6226(a) of the Code (as amended by the 2015 Budget Act).
(c)          The General Partner shall be authorized to perform all duties imposed by Sections 6221 through 6233 of the Code on the General Partner as “tax matters partner” of the Partnership, including, but not limited to, the following: (a) the power to conduct all audits and other administrative proceedings with respect to Partnership tax items; (b) the power to extend the statute of limitations for all Limited Partners with respect to Partnership tax items; (c) the power to file a petition with an appropriate federal court for review of a final Partnership administrative adjustment; and (d) the power to enter into a settlement with the Internal Revenue Service and any state taxing authority on behalf of, and binding upon, those Limited Partners having less than a 1% interest in the Partnership, unless a Partner shall have notified the Internal Revenue Service and the General Partner that the General Partner may not act on such Partner’s behalf. Notwithstanding any other provision of this Agreement, the tax matters partner, in its capacity as tax matters partner, shall have no authority with respect to matters subject to the 2015 Budget Act Audit Rules and such authority shall be vested in the partnership representative as provided above.
(d)          If the Partnership is required to withhold United States taxes on income with respect to Units held by Partners who are nonresident alien individuals, non-U.S. corporations, non-U.S. partnerships, non-U.S. trusts, or non-U.S. estates, the General Partner may pay such tax out of its own funds and then (i) be reimbursed out of the proceeds of any distribution or redemption with respect to such Units or (ii) to the extent permitted by applicable law, instruct Morgan Stanley Wealth Management to debit such Partner’s brokerage account with Morgan Stanley Wealth Management in an amount equal to such tax and transfer such amount to the General Partner.
2.          The existing Section 18, titled “Governing Law,” is re-numbered to Section 19.
3.          The existing Section 19, titled “Miscellaneous,” is re-numbered to Section 20.
4.          The foregoing amendments shall be effective as of December 8, 2017, and conforming changes shall apply to such other provisions, if any, of the Agreement in order to give such other provisions the effect of the amendments articulated above.
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IN WITNESS WHEREOF, this amendment to the Agreement has been executed for and on behalf of the undersigned on December 8, 2017.
General Partner:
Ceres Managed Futures LLC By: /s/ Patrick T. Egan Patrick T. Egan President and Director
Limited Partners:

All Limited Partners now and hereafter admitted as limited partners of the Partnership pursuant to powers of attorney now and hereafter executed in favor of and delivered to the General Partner.
By: CERES MANAGED FUTURES LLC
ATTORNEY‑IN‑FACT

By:	/s/ Patrick T. Egan
Patrick T. Egan
President and Director